Exhibit 99.1

PRESS RELEASE

For Immediate Release

Contact:

MEDIA COMMUNICATIONS Amy Bass Director of Corporate Communications 417-625-5114 abass@empiredistrict.com	INVESTOR RELATIONS Jan Watson Secretary — Treasurer (417) 625-5108 jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY

EARNINGS REPORT AND DECLARATION OF DIVIDENDS,

STOCKHOLDERS MEETING, ELECTION OF DIRECTORS

JOPLIN, MO, April 22, 2004—(NYSE:EDE)  At the Board of Directors meeting, the Directors declared a quarterly dividend of $0.32 per share on Common Stock payable June 15, 2004, to holders of record as of June 1, 2004.

The Empire District Electric Company reported earnings for the first quarter of 2004 of $1.5 million, or $0.06 per share, as compared to earnings in the same quarter of 2003 of $5.6 million, or $0.25 per share.

The Company reported earnings for the twelve months ended March 31, 2004 of $25.3 million, or $1.07 per share.  This compared to earnings of $31.7 million, or $1.43 per share, for the twelve months ended March 31, 2003.

At the annual meeting of stockholders held today, Ross C. Hartley, Julio S. Leon and Allan T. Thoms were elected to three-year terms as Directors of the Company.

Revenues increased slightly for the first quarter of 2004 compared to the first quarter of 2003 primarily due to rate increases for our Oklahoma and FERC customers and continued customer growth, offset by mild weather in the quarter as well as a reduction in off-system sales. The reduction in earnings for the first quarter of 2004 as compared to the same quarter in 2003 was predominately caused by a $3.9 million increase in total fuel and purchased power costs.  This increase, which reduced earnings by $0.11 per share, was primarily due to increased generation from our plants due to tighter purchased power market conditions, higher prices for the unhedged portion of the natural gas we burned in our gas-fired units and a smaller net gain from our natural gas derivative contracts.  As Missouri, which accounts for approximately 82% of the Company’s revenue, does not currently have a fuel adjustment clause, these costs must be borne by stockholders.

Also negatively impacting earnings for the first quarter of 2004 as compared to the first quarter of 2003 were increased depreciation expense and property taxes.  Repair costs in the first quarter of 2004 on Unit 2 at our Energy Center Plant, which experienced a rotary blade failure, also contributed to a reduction in earnings.  A decrease in interest expense had a slight positive effect on earnings for the quarter.

Revenues increased slightly for the twelve-months ended March 31, 2004 as compared to the twelve-months ended March 31, 2003, primarily due to the rate increases for our Oklahoma and FERC customers and continued customer growth, offset by mild weather during June 2003, September 2003 and the first quarter of 2004.  Earnings for the twelve-month period were negatively impacted predominantly by a $5.6 million increase in total fuel and purchased power costs.  This increase, which reduced earnings by $0.16 per share, was primarily due to increased generation from our plants due to tighter purchased power market conditions, higher prices for the unhedged portion of the natural gas we burned in our gas-fired units, a smaller net gain from our natural gas derivative contracts and a $1 million payment to Enron in the fourth quarter of 2003 in settlement of a fuel contract dispute.

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THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100 • FAX: 417-625-5169 • www.empiredistrict.com

Increased pension expense, depreciation and property taxes also negatively impacted earnings for the twelve-months ended March 31, 2004 as compared to the prior year period.  Positively impacting earnings were decreased maintenance costs due to our long-term maintenance agreements.

Dilution from the sale of 2,300,000 shares of common stock also contributed to a reduction in earnings per share for the quarter and twelve-months ended March 31, 2004 compared to the same periods ended March 31, 2003.

The Company today announced its plans to file a request within the next ten days with the Missouri Public Service Commission for changes in rates for its Missouri electric customers.  The last rate adjustment for Missouri electric customers was effective December 1, 2002.  Since that time, Empire has finished construction of two, 50-megawatt FT8 peaking units at its Energy Center Plant, has seen substantial increases in the cost of natural gas used to generate electricity, issued 2.3 million shares of common stock, and made significant additions and improvements to serve its customers.

Bill Gipson, President and CEO, will host a conference call Friday, April 23, 2004, at 10:00 a.m. Eastern Daylight Time to discuss earnings for the first quarter and twelve months ended.  To phone into the conference call, parties in the United States should dial 1-800-946-0706 any time after 9:45 a.m. Eastern Daylight Time.  The presentation can also be accessed from Empire’s website at www.empiredistrict.com.  Forward looking and other material information may be discussed during the conference call.

A replay of the conference call will be available on Empire’s website at www.empiredistrict.com.

THE EMPIRE DISTRICT ELECTRIC COMPANY

FINANCIAL HIGHLIGHTS

	Quarter Ended Mar 31		Twelve Months Ended Mar 31
	2004	2003	2004	2003
Operating Revenues	$77,232,000	$76,906,000	$325,831,000	$317,512,000
Net Income	$1,456,000	$5,645,000	$25,261,000	$31,706,000
Weighted Average Common Shares Outstanding	25,283,414	22,607,643	23,510,589	22,129,912
Basic and Diluted Earnings per Share	$0.06	$0.25	$1.07	$1.43

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 157,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas.  The Company also provides fiber optic and Internet services, customer information software services, utility industry technical training, and has an investment in close-tolerance, custom manufacturing.  Empire provides water service in three incorporated communities in Missouri.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K.